Exhibit 3.1

Articles of Association of Biotie Therapies Corp.

1 § Trade name of the company

The trade name of the company is Biotie Therapies Oyj, in English Biotie Therapies Corp.

2 § Domicile of the company

The domicile of the company is Turku.

3 § Field of activity of the company

The field of activity of the company is the development, manufacture and sale of products and equipment used in the biotechnology, pharmaceutical industry and laboratory environment, diagnostics, production of medical and psychotherapy services and consultancy related thereto, research and educational services as well as publishing of books, magazines and other publications in the field. The company may purchase and sell as well as lease and rent real estate for its operations as well as own, sell and possess shares and other securities provided that it does not engage in professional trading in securities or investment.

4 § Minimum and maximum share capital and shares

The shares in the company do not have a nominal value. The share capital of the company may be increased or reduced without amending the Articles of Association.

5 § Board of directors

The Board of Directors consists of at least three (3) and at most ten (10) members.

The term of office of the member of the Board of Directors shall expire at the end of the annual general meeting of shareholders following their election.

The Board of Directors elects one of its members as the Chairman. The Managing Director of the company cannot be elected as the Chairman of the Board of Directors.

The Board of Directors constitutes a quorum when more than half of the members of the Board of Directors are present.

6 § Managing director

The company has a Managing Director elected by the Board of Directors.

7 § Representation and procuration

The Company is represented by the Managing Director and the Chairman of the Board of Directors, each alone, and two members of the Board of Directors together.

The Board of Directors decides on procuration. Power of procuration may only be given so that the holders of procuration shall sign the trade name two together or each alone with a member of the Board of Directors.

8 § Accounting period

The accounting period of the company is a calendar year.

9 § Auditors

The company has at least one (1) and at most two (2) auditors. At least one of the auditors shall be a firm of auditors approved by the Central Chamber of Commerce.

The term of office of the auditor shall expire at the end of the annual general meeting of shareholders following the election.

10 § Summons to the meetings

The shareholders of the company are summoned to the shareholders’ meeting by publishing the summons on the company’s website. The summons shall be published not earlier than two (2) months before the last registration date mentioned in the summons and not later than three (3) weeks prior to the date of the meeting. In addition, the Board of Directors shall publish a summary notice of the shareholders’ meeting in one or more national daily newspaper, or by sending the notice of the shareholders’ meeting as a registered letter or other verifiable way to the shareholders’ address, which is registered in the share register.

11 § Advance registration

A shareholder, who wishes to participate in the shareholders’ meeting, shall register himself in advance not later than on the date mentioned in the summons, which may not be later than ten (10) days prior to the date of the meeting.

12 § Annual general meeting

Annual general meeting of shareholders shall be held annually within six (6) months from the end of the accounting period. The Board of Directors of the company shall decide on the date of the annual general meeting of shareholders.

In the meeting

1. the shareholders shall be presented with the financial statements including the consolidated financial statements and annual report;

2. the auditors’ report and

3. the adoption of the financial statements and the consolidated financial statements;

4. the measures prompted by the profit or loss shown in the adopted balance sheet;

5. the granting of discharge from liability of the members of the Board of Directors and the Managing Director;

6. the remuneration of the members of the Board of Directors and the auditors; and

7. the number of the members of the Board of Directors and auditors; shall be resolved on, as well as

8. the members of the Board of Directors; and

9. the auditors shall be appointed.

13 § Book-entry system

The shares of the company are incorporated in the book-entry securities system after the registration date set by the Board of Directors. The right to obtain funds from the company and the right of subscription in a raise of the share capital shall, after the registration date, belong only to a person:

1. who is entered in the shareholder register as a shareholder on a record date;

2. whose right to performance is, on the record date, registered in the book-entry account of a shareholder registered in the shareholder register as well as entered in the shareholder register; or

3. if the share is registered in the name of a nominee, whose book-entry account the share is entered into on the record date, and the custodian of whose shares is, on the record date, entered into the shareholder register as custodian of the shares.